Exhibit 99.1

NewLink Genetics Corporation Announces Clinical Development Milestone Achieved with Merck for Ebola Vaccine Candidate
$20 Million Milestone Payment

AMES, IA - February 19, 2015 - NewLink Genetics Corporation (NASDAQ: NLNK) today announced that it had received notification from Merck (NYSE: MRK) that the milestone event specified in the license and collaboration agreement between the two companies relating to the further development of the rVSV-EBOV (Ebola) vaccine candidate had been achieved. Under the terms of the agreement, NewLink Genetics will receive a payment of $20 million in connection with the achievement of the milestone. The milestone pertains to the initiation of a key clinical trial for the vaccine.
“We at NewLink very much appreciate the tremendous support for these studies that we have received from our collaboration partners, including Merck, the government of Canada and the US Department of Health and Human Services (Centers for Disease Control, the National Institutes of Health and the Biomedical Advanced Research and Development Authority), the US Department of Defense, and the World Health Organization, each of which has made critical contributions along the way.” said Dr. Charles Link, Chairman, Chief Executive Officer, and Chief Scientific Officer of NewLink Genetics. “We hope that the initiation of large scale clinical trials in Africa represent another step forward toward finding a solution for this difficult, global problem. This milestone payment will help us continue our significant investment into vaccines for infectious diseases, including Ebola in collaboration with Merck.”
The rVSV-EBOV vaccine candidate was originally developed by the Public Health Agency of Canada (PHAC), and licensed by BioProtection Systems, Inc., a wholly-owned subsidiary of NewLink Genetics Corporation. PHAC will be entitled to a payment from NewLink Genetics in connection with this milestone.
On November 24, 2014, Merck, known as MSD outside the United States and Canada, announced that it had entered into an exclusive worldwide license agreement with NewLink Genetics pursuant to which Merck obtained an exclusive license to research, develop, manufacture, and distribute the investigational rVSV-EBOV (Ebola) vaccine candidate as well as any follow-on products.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.linkp.com.
About rVSV Vaccine Platform
This vaccine platform is based on attenuated strains of vesicular stomatitis virus, a common animal virus, modified to express an Ebola virus protein that is non-pathologic in primates and mice. This vaccine was initially developed by the Public Health Agency of Canada (PHAC) with a significant portion of the funding coming from the CBRN Research and Technology Initiative, a federal program led by Defence Research and Development Canada, the research arm of Canada's Department of National Defence, which funded work at the PHAC's National Microbiological Laboratory resulting in the creation of the experimental vaccine, rVSV-ZEBOV-GP (BPSC1001).

Exhibit 99.1

In 2010, PHAC signed a licensing arrangement with BioProtection Systems (BPS), a wholly-owned subsidiary of NewLink Genetics, as the sole licensee for these vaccines and the underlying technology.
On November 24, 2014, Merck, known as MSD outside the United States and Canada, announced that it had entered into an exclusive worldwide license agreement with NewLink Genetics pursuant to which Merck obtained an exclusive license to research, develop, manufacture, and distribute the investigational rVSV-EBOV (Ebola) vaccine candidate as well as any follow-on products.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements regarding the following: plans to develop our product candidates and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.
Investor Contact:
Jack Henneman
Chief Financial Officer
(515) 598-2561
Investor@linkp.com